Exhibit 10.2

MONTPELIER RE HOLDINGS LTD.

94 Pitts Bay Road
Pembroke HM 08
Bermuda

KVO Capital Management, LLC

44 South Main Street

Box 17

Hanover, NH 03755

As of April 1, 2008

This letter agreement (this “Agreement”) is to confirm the understanding between Montpelier Re Holdings Ltd. (the “Company”) and KVO Capital Management, LLC (“NewCo”) with respect to consulting services that the Company wishes to obtain from NewCo and NewCo wishes to provide to the Company.  In consideration of the mutual covenants and agreements set forth herein, NewCo and the Company hereby agree as follows:

1.             Duties; Responsibilities.  The Company hereby appoints and engages NewCo to perform, and NewCo hereby agrees to perform, capital management advisory services and such other services as may be reasonably requested from time to time by the Company (collectively, the “Services”), all on the terms and subject to the conditions of this Agreement.  NewCo shall make available personnel acceptable to the Company as necessary to provide the Services.  The delivery by NewCo of the Services hereunder shall be at such times and at such places as the interests, needs, businesses or opportunities of the Company shall reasonably require.  Notwithstanding the foregoing, the Company acknowledges that until NewCo is registered as an investment adviser with either the Securities and Exchange Commission or the State of New Hampshire, NewCo will not provide the Company with (i) any advice relating to the valuation of securities or other investments, or as to the advisability of investing in, purchasing or selling securities, or as to the advisability of making other investments; (ii) reports concerning securities or other investments; and (iii) financial planning services.

2.             Exclusivity.  During the Consultation Period (defined below), Kernan V. Oberting shall not provide, directly or indirectly, any Competitive Business Activities to any Competitive Business without the prior written approval of the Company.  Notwithstanding the foregoing, in no event shall NewCo or its affiliates be precluded from entering into discretionary investment management agreements with, or accepting investments in NewCo-sponsored investment funds from, any person (including any Competitive Business).

“Competitive Business Activities” shall mean (i) being employed by or acting as a paid consultant to or (ii) participating in the management of any Competitive Business.  Competitive Business Activities shall not include the beneficial ownership by NewCo of any person that is directly or indirectly engaged in a Competitive Business

“Competitive Business” shall mean any person or entity engaged in the business of insurance and/or reinsurance.  For the avoidance of doubt, the Company agrees that the provision of capital management advisory, investment management, or asset allocation services by Kernan V. Oberting, NewCo or either of their affiliates to a natural person, on a personal basis, who is engaged in the business of insurance and/or reinsurance, shall not constitute a Competitive Business.

3.             Compensation.  In consideration for providing the Services, NewCo shall receive the following:

                                                (a) The Company will pay NewCo a monthly fee (the “Consulting Fee”) equal to 0.25 basis points of the Company’s total consolidated cash and investments (including, but not limited to, cash, cash equivalents, restricted cash, securities lending collateral and other similar line items listed on the Company’s balance sheet, and inclusive of all present and future subsidiaries, affiliates, parent companies, and each of their successors and assigns, all as determined in accordance with generally accepted accounting principals) (the “Company Asset Base”).  The Consulting Fee shall be payable within ten (10) days after the last day of each month based on the value of the Company Asset Base as of the last day of the immediately preceding month.

                                                (b) In the event the net annualized rate of return of the Company Asset Base (the “Company’s Performance”) is in the top quartile of such performance relative to a group of peer companies over the period beginning May 1, 2008 and ending December 31, 2010 (the “Benchmark”), the Company will pay NewCo a one-time performance fee of $250,000 (the “Performance Fee”).  The Performance Fee will be paid to NewCo by the Company no later than March 1, 2011.  The Company, in its sole discretion and in good faith, shall select the peer companies that will be utilized to determine whether the Company’s Performance meets the Benchmark.

4.             Term.  This Agreement shall continue in force for the period beginning on May 1, 2008 and ending on December 31, 2010, subject to automatic renewal for additional successive one-year periods (the “Consultation Period”).  Either party may (a) upon at least forty-five (45) days’ prior written notice, terminate this Agreement as of December 31, 2010 and annually thereafter or (b) immediately terminate this Agreement in the event (i) of a winding-up of, or the appointment of an administrator, examiner or receiver to either party or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction (except a voluntary liquidation for the purposes of a reconstruction, amalgamation or merger), (ii) that NewCo ceases to be permitted to act as a consultant under any law, rule or regulation, (iii) of a conviction of, or plea of guilty or no contest to, a felony under federal,  state or foreign securities laws by Kernan V. Oberting, (iv) of a formal investigation of or a formal proceeding involving NewCo or Kernan V. Oberting initiated by a state, federal or foreign governmental agency in connection with the provision of investment advisory services, or (v) either party is in material breach of the Agreement, and has not cured such breach within thirty (30) days of receiving notice of such breach by the other party.  In addition, the Company may terminate this Agreement by written notice to NewCo (x) following the death of Kip Oberting or if he ceases to be affiliated with NewCo (or any permitted assignee); or (y) upon the consummation of a reconstruction, amalgamation or merger of the Company, provided that the

Company provides written notice to NewCo of its intent to terminate the Agreement promptly after the Company’s Board of Directors makes a formal recommendation to the Company’s shareholder’s regarding such reconstruction, amalgamation or merger.  If the Company terminates this Agreement for any reason, then, subject to the Company’s Performance meeting the Benchmark as of the date of termination, the Performance Fee, pro rated through the termination date (a “Pro-Rated Performance Fee”) shall be payable to NewCo within thirty (30) days after the termination date.  If the Company terminates this Agreement due to the reconstruction, amalgamation or merger of the Company, then (i) in addition to the Pro-Rated Performance Fee, the Company shall pay NewCo a one-time fee (the “Termination Fee”) in an amount equal to the product of (A) 0.25 basis points, (B) the number of months in the period beginning with the month in which the termination occurs through and including December 2010, and (C) the average quarterly value of the Company Asset Base calculated from the date hereof and ending on the last day of the quarter prior to the termination date; and (ii) no further Consulting Fees will be paid to Newco by the Company, any successor or assign.  The Termination Fee shall be paid by the Company at the same time it pays the Pro-Rated Performance Fee.

5.             Nondisclosure.  The parties hereto agree that during the course of the provision of the Services by NewCo to the Company, NewCo will have access to, and will gain knowledge with respect to, the Company’s Confidential Information and the Company will have access to, and will gain knowledge with respect to NewCo’s Confidential Information (as defined below).  The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the other party.  Accordingly, each party agrees to the covenants in this Section 5.  Each party agrees that it, its affiliates and employees shall not (except as may be required by law), without the prior written consent of the other party, use or disclose (other than in connection with providing Services hereunder), or knowingly permit any other person to use, disclose or gain access to, any Confidential Information.  In addition, upon termination of this Agreement for any reason, each party shall return to the other party the original and all copies of all documents, correspondence and other data (in whatever form maintained) or property in its possession relating to the business of the other party or any of its affiliates, including but not limited to all Confidential Information, and shall not be entitled to any lien or right of retention in respect thereof.  “Confidential Information” shall mean all information (whether or not in written form) that relates to the business activities of a party, any of its affiliates or their respective operations, products or services, and which is not known to the public generally, including but not limited to technical information or reports; trade secrets; unwritten knowledge and “know-how”; business strategies and philosophies; information relating to business opportunities; vendor, supplier, employee, client or consumer lists and information; client service records or consumer product records; premium volume records; investment records; investment and risk management strategies; product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; long-range plans; information relating to premiums, fees, competitive strategies and new product or service development; information relating to any forms of compensation and other personnel-related information; contracts; and underwriter or trading partners lists.  Notwithstanding the foregoing, NewCo shall own and be permitted to use its investment track record, and shall be permitted to retain copies of all documentation necessary to support the investment track record, including documents generated pursuant to the Investment Management Agreement between the Company and NewCo dated as of April 1, 2008.

6.             Independent Contractor Status.  NewCo shall perform all services under this Agreement as an “independent contractor” and not as an agent of the Company.  NewCo and its principals and employees are not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner in connection with their performance of the Services.  NewCo and its principals and employees shall not hold themselves out to any party as an agent or employee of the Company or its affiliates in connection with their performance of the Services.  NewCo shall bear full responsibility for all taxes (including interest and penalties, if any) owing on the compensation payable hereunder, and NewCo acknowledges that the Company shall not withhold any taxes on such compensation unless otherwise required by laws applicable to consulting relationships.

7.             Miscellaneous.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and thereof.  This Agreement may be amended or modified only by a written instrument executed by both the Company and NewCo.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.  NewCo agrees that a breach of any of the restrictions set forth in this Agreement would cause the Company irreparable injury and damage, and that, in the event of any breach or threatened breach, the Company, in addition to all other rights and remedies at law or in equity, shall have the right to enforce the specific performance of such restrictions and to apply for injunctive relief against their violation.  The invalidity or unenforceability of any provision hereof (or portion thereof) shall not affect the validity or enforceability of any other provision hereof, and if any such provision (or portion thereof) is so broad as to be unenforceable, it shall be interpreted to be only as broad as is enforceable.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of NewCo are personal and shall not be assigned by it other than to (i) another company controlled by Kernan V. Oberting or (ii) a company in which Kernan V. Oberting has a controlling interest, either of which has the capability to perform the Services.  Any notice or other communication hereunder to either party shall be in writing and shall be deemed to have been duly given when delivered personally or by reputable overnight courier service, addressed to the party as its respective address appears in this Agreement.  This Agreement may be executed in counterparts, each of which will be deemed to be an original, but each of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MONTPELIER RE HOLDINGS LTD.

By:
/s/ Anthony Taylor
Name: Anthony Taylor
Title: Chief Executive Officer

KVO CAPITAL MANAGEMENT, LLC

By:
/s/ Kernan V. Oberting
Name: Kernan V. Oberting
Title: Managing Member

As to Section 2 above:

KERNAN V. OBERTING

/s/ Kernan V. Oberting
Kernan V. Oberting